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                                            ----------------------------------
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                                            hours per response . . .      14.9
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                        CB Richard Ellis Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   12489L108
-------------------------------------------------------------------------------
                                (CUSIP Number)

                              William M. Wardlaw
                     11100 Santa Monica Blvd., Suite 1900
                        Los Angeles, California  90025
                          Telephone:  (310) 444-1822
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 May 23, 2001
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

   Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO. 12489L108                                              PAGE 2 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Equity Partners III, L.P., a Delaware limited partnership
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       PN

------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 3 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Capital Partners L.P., a California limited partnership
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)
------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       PN
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 4 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Holdings, Inc., a California corporation
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)
------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       CO
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 5 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Equity Partners International, L.P., a Delaware limited partnership
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       PN
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 6 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS & Co. International, L.P., a Cayman Islands exempted limited partnership
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       PN
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 7 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS International Holdings Limited, a Cayman Islands exempted company limited by shares
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       CO
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 8 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bradford M. Freeman
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 9 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ronald P. Spogli
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)
------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN
------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 10 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William M. Wardlaw
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN

------------------------------------------------------------------------------

CUSIP NO. 12489L108                                              PAGE 11 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      J. Frederick Simmons
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN

------------------------------------------------------------------------------

CUSIP NO. 12489L108                                             PAGE 12 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      John M. Roth
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

 ------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN

------------------------------------------------------------------------------

CUSIP NO. 12489L108                                             PAGE 13 OF 15

------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Charles P. Rullman, Jr.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   X
      (b)
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS (See Instructions)

      OO (See Item 3)
------------------------------------------------------------------------------
 5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     7.   SOLE VOTING POWER

                          -0-
                   -----------------------------------------------------------
     NUMBER OF       8.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY           8,929,436 (See Item 5)
     OWNED BY      -----------------------------------------------------------
       EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON              -0-
       WITH        -----------------------------------------------------------
                     10.  SHARED DISPOSITIVE POWER

                          8,929,436 (See Item 5)
------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,929,436 (See Item 5)

------------------------------------------------------------------------------
12.    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.4% (See Item 5)
------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON (See Instructions)

       IN

------------------------------------------------------------------------------

          This Amendment No. 5 amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") with respect to CB Richard Ellis Services, Inc. (the "Issuer") on September 5, 1997, Amendment No. 1 as filed with the Commission on November 13, 2000, Amendment No. 2 as filed with the Commission on December 5, 2000, Amendment No. 3 as filed with the Commission on February 27, 2001 and Amendment No.4 as filed with the Commission on April 30, 2001(as amended, the "Schedule 13D").

          Item 3 of the Schedule 13D is hereby amended and supplemented as follows:

Item 3.  Source of Funds and Other Consideration.

          Item 3 of the Schedule 13D is hereby supplemented by inserting the following paragraphs immediately prior to the last paragraph therein:

          On May 23, 2001, Newco indicated its intention to offer for sale $175 million aggregate principal amount of Senior Subordinated Notes due 2011 (the "Senior Subordinated Notes").

          The Senior Subordinated Notes are being offered in order to finance in part the CBRE Merger and related transactions and will be assumed by the Issuer if the CBRE Merger is completed. If the sale of $175 million of Senior Subordinated Notes is completed, the aggregate principal amount of Term Loans will be reduced to $260 million, the aggregate principal amount of the Revolving Loan will be reduced to $100 million and the aggregate principal amount of 16% Senior Notes due 2011 proposed to be issued by Holding will be reduced to $65 million.

          This Schedule 13D shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Senior Subordinated Notes to be offered and sold will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 24, 2001

                              FS EQUITY PARTNERS III, L.P.,
                              a Delaware limited partnership

                              By:   FS Capital Partners, L.P.
                                    Its:  General Partner

                                    By:  FS Holdings, Inc.
                                         Its:  General Partner

                                         By:  /s/ J. Frederick Simmons
                                              ------------------------------
                                              J. Frederick Simmons
                                              Title:  Vice President

                              FS CAPITAL PARTNERS, L.P.,
                              a California limited partnership

                              By:   FS Holdings, Inc.
                                    Its:  General Partner

                                    By:  /s/ J. Frederick Simmons
                                         -----------------------------------
                                         J. Frederick Simmons
                                         Title:  Vice President

                              FS HOLDINGS, INC.,
                              a California corporation

                              By:   /s/ J. Frederick Simmons
                                    ----------------------------------------
                                    J. Frederick Simmons
                                    Title:  Vice President

                              FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                              a Delaware limited partnership

                              By:   FS&Co. International, L.P.,
                                    Its:  General Partner

                                    By:  FS International Holdings Limited
                                         Its:  General Partner

                                         By:  /s/ J. Frederick Simmons
                                              ------------------------------
                                              J. Frederick Simmons
                                              Title:  Vice President

                              FS&CO. INTERNATIONAL, L.P.,
                              a Cayman Islands exempted limited partnership

                              By:   FS International Holdings Limited
                                    Its:  General Partner

                                    By:  /s/ J. Frederick Simmons
                                         -----------------------------------
                                         J. Frederick Simmons
                                         Title:  Vice President



                              FS INTERNATIONAL HOLDINGS LIMITED,
                              a Cayman Islands exempted company limited by shares

                              By:   /s/ J. Frederick Simmons
                                    ----------------------------------------
                                    J. Frederick Simmons
                                    Title:  Vice President


                              *
                              ----------------------------------------------
                              Bradford M. Freeman


                              *
                              ----------------------------------------------
                              Ronald P. Spogli


                              *
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                              William M. Wardlaw


                              /s/ J. Frederick Simmons
                              ----------------------------------------------
                              J. Frederick Simmons


                              *
                              ----------------------------------------------
                              John M. Roth


                              *
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                              Charles P. Rullman, Jr.


                              *   By: /s/ J. Frederick Simmons
                                      --------------------------------------
                                      J. Frederick Simmons, attorney-in-fact